                                                                                                                            Exhibit 10.31

April 17, 2002

Mr. Timothy McLevish
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Dear Tim:

We are pleased you have accepted our offer of the position of Senior Vice President and Chief Financial Officer reporting to me, with responsibility for the financial leadership of Ingersoll-Rand Limited. You will be nominated for election to Senior Vice President, Ingersoll Rand Limited at the May 1, 2002 meeting of the Board of Directors.

Confirming our conversations the following is the outline of our offer:

1.       Your starting base salary will be at an annual rate of $425,000 paid monthly effective with your start date of May 1, 2002.

2.       You will be eligible for an annual incentive opportunity targeted at 90% of salary depending upon your performance and the performance of    Ingersoll-Rand Limited.

3.       You will be recommended for an award of 50,000 (fifty thousand) non-qualified stock options.  This award is subject to approval by the Compensation and Nominating Committee of the Board of Directors and to the terms and conditions of awards made under our Incentive Stock Plan.  Your award recommendation will be considered by the Committee at their first meeting following your first day of employment (this is scheduled for June 4, 2002). These options will be priced at the Fair Market Value of Ingersoll-Rand stock (using the definition in the Incentive Stock Plan of the average of the high and low price of Ingersoll-Rand stock on the New York Stock Exchange on the day of the full Board of Directors' meeting).  Stock option awards vest over a three-year period, one third each year.

You will be eligible to receive stock option awards under the Plan in future years as administered by the Compensation Committee of the Board. Currently, your annual target stock option award level is 50,000 shares. Annual stock awards are contingent on and variable with your performance (personal growth of leadership competencies) and the Company's financial performance (currently determined based on the enterprise's earnings per share).

4.       You will be recommended as a participant in the IR Performance Share Program for a target award of 6,000 performance shares for 2002. Awards under the IR Performance Share Program are both contingent on and variable with achievement of specific objectives. The objectives are established each year by the Chairman and Board of Directors, and include several strategic objectives aimed at improving organizational effectiveness and several financial performance metrics, which for 2002 are E.P.S., Cash Flow and R.O.I.C. These shares are distributed February following the Board's approval. In subsequent years, you will be eligible for additional annual awards of similar value with qualifying criteria set at the time of each award.

5.       You will be eligible for the complete program of employee benefits offered to all Ingersoll-Rand salaried employees in accordance with the terms and conditions of those plans.   Please note that your medical and life insurance coverage with Ingersoll-Rand will commence on the first day of the month following employment.

6.       As an Officer of the Company, you will participate in the company's Elected Officer Supplemental (Pension) Plan with five years of service credited immediately and a five year 100% cliff vesting period (i.e., 100% vesting on your fifth anniversary of IR employment). All other terms and conditions of the plan will apply.

7.       You will be offered a standard officer's change of control agreement.

8.       You will be entitled to paid vacation in accordance with company policy, which in your case is four weeks per calendar year.

9.       You will be eligible for the company's Relocation Program. As additional support of your relocation the Company will also provide a "mortgage interest buydown" for three years, provided you continue to be employed by IR. The "buydown' will be 4% in year one, 3% in year two and 2% in year three, on a mortgage of up to one million dollars.

10.   You will be provided a company automobile in accordance with our company car policy, which in your case provides an executive automobile with a purchase value of up to $60,000.

11.   You will be eligible for the company's Executive Health Program, a copy of which is enclosed.

12.   You will be eligible for the company's Tax, Estate and Financial Planning service provided by Ayco Corporation to Officers.

13.   In the unlikely event of your involuntary termination from Ingersoll Rand for other than gross cause, as consideration for your release of whatever claims might be made, you would receive severance in accordance with the following schedule:
o        Within the first year              Two times base pay
o        Within two years                  One and half times base pay
o        Thereafter                            One times base pay

14.   This offer is conditional upon satisfactorily passing a drug test and fulfilling the requirements of the Immigration Reform and Control Act of 1986.

Tim, Welcome to IR! We all believe that you will make a significant contribution in this new role and look forward to your membership on our enterprise leadership team.

Sincerely,

Herbert L. Henkel
Chairman, President and Chief Executive Officer

cc:        R. C. Butler - Executive Director of Global Compensation and Executive Benefits
            G. Scholes - Director Organization and Leadership Development

Offer Accepted By:

/s/ Timothy McLevish                                                    Date:  _______________________
Timothy McLevish